Exhibit 5.1

Smith, Anderson, Blount,

Dorsett, Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 __________	August 6, 2014	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 __________

TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offering by First Citizens BancShares, Inc., a Delaware corporation (the “Company”), of up to 2,605,004 shares of the Company’s Class A common stock, par value $1.00 per share (the “Class A Shares”), and up to 273,526 shares of the Company’s Class B common stock, par value $1.00 per share (the “Class B Shares,” together with the Class A Shares, collectively referred to as, the “Shares”), which are to be issued to the shareholders of First Citizens Bancorporation, Inc., a South Carolina corporation (“South”), pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of June 10, 2014, by and between the Company and South (as amended, the “Merger Agreement”).

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as amended, and the exhibits thereto, (ii) the Certificate of Incorporation of the Company, as amended, (iii) the form of Certificate of Amendment to the Certificate of Incorporation of the Company referenced below, (iv) the Amended and Restated Bylaws of the Company, (v) the Merger Agreement, (vi) a specimen Class A stock certificate and a specimen Class B stock certificate, and (vii) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions, as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to make the statements contained herein. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible.

First Citizens BancShares, Inc.

August 6, 2014

Based upon and subject to the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that when the Certificate of Amendment attached as Appendix F to the Joint Proxy Statement/Prospectus included in the Registration Statement has been filed with the Secretary of State of the State of Delaware and becomes effective, the Shares will be duly authorized, and upon issuance of the Shares in accordance with the Merger Agreement and either (a) the countersigning of the certificates representing such Shares by a duly authorized signatory of the registrar for the Shares, or (b) the book entry of such Shares by the transfer agent for the Shares, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. This opinion is limited to matters governed by the Delaware General Corporation Law and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Shares.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the prospectus and any amendment or supplement thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.